Exhibit 10.8

GENERAL RELEASE AND RETIREMENT SEPARATION AGREEMENT

This General Release and Retirement Separation Agreement (“Retirement Separation Agreement”) is entered into between Bart A. Brown, Jr. (“Brown”) and MAIN STREET AND MAIN INCORPORATED (“Main Street”) (jointly referred to as “the parties”).

RECITALS

(A)                           Brown is an Arizona employee of Main Street.

(B)                             Brown’s employment with Main Street is formally ending effective March 31st, 2004. His last day at work will be Wednesday, March 31, 2004.

(C)                             Brown and Main Street have decided to amicably resolve all matters between them concerning Brown’s employment and the circumstances surrounding his retirement and the ending of his employment and relationship with Main Street.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises set forth below in this Retirement Separation Agreement, Brown and Main Street agree as follows:

1.                                       Notwithstanding the date of execution of this Retirement Separation Agreement, the parties agree that it is their intent that it shall not be effective until March 31, 2004, the date of Brown’s retirement from Main Street, and that on March 31, 2004 it shall be in full force and effect. In addition, the parties recognize that Brown shall continue to be employed by Main Street through March 31, 2004. Pursuant to such employment Brown shall be entitled to receive his current salary and related fringe benefits from this date through March 31, 2004, his bonus for 2003 as determined by the Compensation Committee of the Board of Directors and reimbursement for expenses incurred for Main Street through March 31, 2004. In consideration for a General Release given by Brown in this Retirement Separation Agreement, Main Street will provide him, at the times specified, the following payments and benefits. Brown acknowledges that he is not otherwise entitled to receive the following without the signed execution of this Retirement Separation Agreement.

a.                                      Payment of one year annual base pay or $300,000 as Retirement Separation Pay with applicable State and Federal taxes withheld. This Retirement Separation pay will be paid in monthly installments of $25,000 less applicable taxes commencing on the first day of April 2004 and monthly thereafter on the first day of each succeeding month until this sum has been paid in full. The sum called for hereunder shall be payable to Brown’s estate in the event of his death or disability.

b.                                     Main Street will allow Brown to participate in the existing Main Street programs, at his cost of the actual premiums, for executive physicals healthcare benefits and life insurance.

c.                                      Main Street agrees to honor Brown’s existing stock options reflected on Exhibit A attached hereto, but no additional options shall be granted.

d.                                     Under a separate agreement, Main Street is offering Brown, contemporaneously with the execution of the Retirement Separation Agreement, a consulting contract (attached hereto as Exhibit B and incorporated herein by reference) commencing on the date of this Retirement Separation Agreement and through September 30, 2005.

e.                                      All accrued but unused vacation shall be taken by Brown prior to March 31, 2004 or shall be waived.

2.                                       In consideration of the above mentioned payment and benefits, Brown and his successors and assigns, release and discharge Main Street and Main Street-sponsored employee benefits plans in which Brown participates, and any of Main Street’s affiliates and/or subsidiary entities (hereafter collectively referred to as “Main Street”) and all Main Street’s past, present and future officers, directors, partners, agents, shareholders, trustees, lawyers, legal representatives, employees, assigns, joint ventures, insurers, predecessors-in-interest, successors-in-interest, and underwriters, any other agents from any and all causes of action, judgments, liens, indebtedness, costs, charges, damages, obligations, attorney’s fees, losses, claims, liabilities and demands of whatever kind and character, known or unknown (“Claims”), which Brown may now have or has ever had against Main Street, including without limitation, all claims arising from or in any way connected with the employment of Brown by Main Street or whether acting within or beyond the scope of their employment, or based in tort, contract (express or implied) or any federal, state or local law, statute or regulation.

3.                                       In consideration of the above mentioned payment and benefits, Main Street and Main Street’s affiliates and subsidiaries, and its successors and assigns, subsidiary entities (hereafter collectively referred to as “Main Street”) and all Main Street’s past, present and future officers, directors, partners, agents, shareholders, trustees, lawyers, legal representatives, employees, assigns, joint ventures, insurers, predecessors-in-interest, successors-in-interest, and underwriters, any other agents release and discharge Brown from any and all causes of action, judgments, liens, indebtedness, costs, charges, damages, obligations, attorney’s fees, losses, claims, liabilities and demands of whatever kind and character, (“Claims”), which Main Street may now have or have ever had against Brown, including without limitation, all claims arising from or in any way connected with the employment of Brown by Main Street or whether acting within or beyond the scope of his employment, or based in tort, contract (express or implied) or any federal, state or local law, statute or regulation.

4.                                       Brown’s release of Claims includes, but is not limited to, any Claims arising under Title VII of the Civil Rights Act of 1964, as amended. 42 U.S.C. § 2000(e), et seq: the Civil Rights act of 1966, as amended, 42 U.S.C. § 1981, et seq: the Age Discrimination in Employment Act,

as amended, 29 U.S.C. Section 623, et seq;: the Older Workers’ Benefit Protection Act, 29 U.S.C. Section 626(f): the Americans with Disabilities Act of 1990, 42 U. S. C. § 12101 et seq: the Fair Labor Standards Act of 1939, as amended 29 U.S.C. § 201, et seq; the Family Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq: the Rehabilitation Act of 1973, as amended, 29 U.S. C. § 701 et seq: the Employee Retirement Income Security Act of 1974 29 U.S.C. § 1001. et seq: the National Labor Relations Act, as amended, 29 U.S.C. § 151. et seq.: relating to wages, hours or working conditions, and any Claim based on contract, quasi-contract, implied contract, tort, wrongful or constructive discharge, breach of the covenant of good faith and fair dealing, defamation, immigration issues, infliction of emotional distress, assault, battery, discrimination on any basis prohibited by statute or public policy, negligence, or any interference with business opportunity or with contract. The parties intend that this paragraph be construed as broadly as possible.

5.                                     A.                                   Brown represents that he presently has no Claims of any kind against Main Street arising out of or relating to his employment or termination of that employment that are presently pending before any state, federal or other court, or local, state of federal agency or other professional entity. If arguendo any such Claims are pending, Brown agrees to dismiss and withdraw the same with prejudice. Brown further represents that Brown will not pursue, initiate or cause to be instituted any Claim before any state, federal or other court, or local, state of federal agency or other governmental entity arising out of or related to the Brown’s employment or termination of that employment with Main Street.

B.                                    Main Street represents that it presently has no Claims of any kind against Brown arising out of or relating to his employment or termination of that employment that are presently pending before any state, federal or other court, or local, state of federal agency or other professional entity. If arguendo any such Claims are pending, Main Street agrees to dismiss and withdraw the same with prejudice. Main Street further represents that Main Street will not pursue, initiate or cause to be instituted any Claim before any state, federal or other court, or local, state of federal agency or other governmental entity arising out of or related to the Brown’s employment or termination of that employment with Main Street.

6.                                       This Retirement Separation Agreement extends to all Claims of every nature and kind by Brown against Main Street and or by Main Street against Main whether known or unknown, suspected or unsuspected, past or present, and whether or not they arise out of or are attributable to the circumstances of Brown’s employment or termination of that employment with Main Street.

7.                                       The parties acknowledge that while Brown was employed as Main Street’s CEO, he was entitled to certain indemnities and indemnifications as called for in Main Street’s constituent documents and that nothing contained herein shall in any way be construed to affect, diminish or eliminate any such indemnities or indemnifications and such rights remain in full force and effect.

8.                                       Brown shall assist Main Street, upon request, in any matter in which Brown was involved while employed with the Company, which includes, but is not limited to, the situations he encountered as CEO and director of Main Street. Such assistance shall be without charge to Main Street if it can be provided by telephone and without inconvenience to him. If Brown receives any legal documents, such as a subpoena, which are related to his employment at Main Street, Brown agrees to contact Main Street’s legal department immediately upon receipt.

9.                                       Brown agrees to return to Main Street on or before March 31, 2004, all property and documents of Main Street that are in Brown’s possession or control.

10.                                 Brown represents and warrants that he has not assigned or transferred, or purported to have assigned or transferred, to any firm, corporation, entity or person, any Claim released in this Retirement Separation Agreement.

11.                                 This payment Brown receives under this Retirement Separation Agreement constitutes the sole consideration due Brown under this Retirement Separation Agreement, and includes any and all costs and attorneys’ fees which Brown could seek from Main Street.  The parties agree that no additional amount shall be due from Main Street to Brown for earned and unused vacation, overtime, bonus or any other reason.

12.                                 A.                                   Brown acknowledges that the factual circumstances under which he signed this Retirement Separation Agreement may later prove to be different than now known or believed. Brown accepts and assumes this risk and agrees that this Retirement Separation Agreement shall remain effective in all aspects and not be subject to termination or rescission by reason of any later discovered facts.

B.                                  Main Street acknowledges that the factual circumstances under which it signed this Retirement Separation Agreement may later prove to be different than now known or believed. Main Street accepts and assumes this risk and agrees that this Retirement Separation Agreement shall remain effective in all aspects and not be subject to termination or rescission by reason of any later discovered facts.

13.                                 If any provision of this Retirement Separation Agreement is determined to be invalid or unenforceable, all of the other provisions shall remain valid and enforceable notwithstanding, unless the provision found to be unenforceable is of such material effect that this Retirement Separation Agreement cannot be performed in accordance with the intent of the parties in its absence.

14.                                 The terms and conditions contained herein and in Exhibit A constitute the entire agreement between the parties and supersede all previous communications, either oral or written, between the parties with respect to the subject matter, and no agreement or understanding varying or extending the terms shall be binding upon either party unless in writing signed by or on behalf of such party.

15.                                 No promise, inducement or agreement other than those expressed in this Retirement Separation Agreement and its Exhibit A have been made by either party. This Retirement Separation Agreement constitutes a single integrated contract and expresses the parties’ entire agreement with the exception of a consulting agreement previously referred to as Exhibit A. There are no other agreements, written or oral, expressed or implied, between the parties concerning the subject matter of this Retirement Separation Agreement.

16.                                 This Retirement Separation Agreement can be amended, modified or terminated only by a writing signed by both Brown and an authorized agent of Main Street.

17.                                 Each party has had a full and complete opportunity to review this Retirement Separation Agreement and, if desired, each party has received independent legal advice from an attorney or has had ample opportunity to seek such advice as to the meaning and advisability of signing this Retirement Separation Agreement. Accordingly, the parties agree that the common law principles of construing ambiguities against the drafter shall have no application to this Retirement Separation Agreement.

18.                                 Brown represents that he is in good health and fully competent to manage his business affairs, and understands all of this Retirement Separation Agreement’s contents.

19.                                 This Retirement Separation Agreement shall be subject to and governed by the laws of the State of Arizona. Both parties consent to the jurisdiction of Arizona courts.

20.                                 BROWN  HAS  CAREFULLY  READ  THIS  RETIREMENT  SEPARATION AGREEMENT, HAS HAD THE OPPORTUNITY TO FULLY DISCUSS THIS AGREEMENT WITH AN ATTORNEY OR OTHER ADVISOR, HAS HAD AMPLE TIME TO REFLECT UPON AND CONSIDER ITS CONSEQUENCES, FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, AND IS SIGNING THIS AGREEMENT VOLUNTARILY.

BROWN ACKNOWLEDGES THAT HE HAS BEEN GIVEN THE OPPORTUNITY TO CONSIDER THIS AGREEMENT FOR A PERIOD OF UP TO TWENTY-ONE (21) DAYS BEFORE SIGNING IT. IN ADDITION, BOTH BROWN AND MAIN STREET AGREE

AND ACKNOWLEDGE THAT BROWN HAS THE RIGHT TO REVOKE THIS AGREEMENT WITHIN SEVEN (7) DAYS OF ITS EXECUTION OR THAT THIS AGREEMENT IS NOT EFFECTIVE OR ENFORCEABLE UNTIL THAT REVOCATION PERIOD HAS EXPIRED. SUCH REVOCATION IS TO BE IN WRITING AND DELIVERED TO MAIN STREET WITHIN THE SEVEN (7) DAY PERIOD TO THE PERSON DESIGNATED IN THE LETTER WHICH IS ATTACHED HERETO AND BY REFERENCE INCORPORATED HEREIN.

AGREED AND ACCEPTED:

Dated: November 19, 2003	/s/ Bart A. Brown Jr.
Bart A. Brown Jr.

Dated: November 19, 2003	MAIN STREET AND MAIN

	By:	/s/ John F. Antioco
John F. Antioco
Chairman of the Board